Exhibit 10.8

April 1, 2020

Name

Address

Address

Re: Modification of Severance and Change of Control Agreement

Dear _______:

You are currently a party to a Severance and Change of Control Agreement with Pacific Drilling Manpower, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Pacific Drilling S.A. (together, the “Company”), dated as of January 1, 2016, as amended or restated from time to time (your “Change of Control Agreement”). Capitalized terms used but not defined herein shall have the meaning set forth in the Change of Control Agreement.

As you are aware, the Company has determined to effect a Company-wide reduction in base salaries effective April 1, 2020 which will reduce your base salary by 10% (the “Reduction”).  The Reduction constitutes a “reduction that is part of, and consistent in amount, percentage and/or application with, an across-the-board reduction in the base salaries of the senior executives of the Company” and thus does not constitute “Good Reason” under your Change of Control Agreement for purposes of a termination under Article 3 thereof.

By signing this letter agreement, you acknowledge and agree that you (i) are aware of the Reduction and have reviewed your Change of Control Agreement, (ii) affirm that the Reduction does not constitute Good Reason under your Change of Control Agreement for purposes of a termination under Article 3 thereof, and (iii) waive any right in the future to assert that you were entitled to any severance compensation or benefits as a result of Good Reason in connection with the Reduction.

In addition, the Company agrees that if you are terminated without Cause or you terminate your employment for Good Reason (which, for the avoidance of doubt, may not be triggered by the Reduction) following the date of this letter agreement and during the term of your Change of Control Agreement, for purposes of calculating any lump sum payment that may be due you under Section 3.1(a) or Section 4.1(a) of the Change of Control Agreement, as applicable, your annual base salary used for purpose of the calculation, including for purposes of calculating your Target Bonus, will be no less than your Base Salary in effect on March 31, 2020.

Your agreement to the terms of this letter agreement is in consideration of your continued employment with the Company; provided, that in no event shall this letter agreement alter the at-

will nature of your employment with the Company, which may be terminated by either party at any time for any reason or no reason, subject to any obligations that may arise under the Change of Control Agreement.

You understand that the Change of Control Agreement shall remain in full force and effect and that this letter agreement embodies the entire agreement and understanding of the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating thereto. This letter agreement shall be governed and construed by the laws of the State of Texas without regard to the conflict of laws principles thereof.  This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If you have any questions, please do not hesitate to contact me.

Sincerely,

Amy Roddy SVP Corporate Services
Acknowledged and Agreed to as of the Date First Written Above:

Name